   As filed with the Securities and Exchange Commission on November 20, 1996
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           _________________________
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           _________________________
                       HORACE MANN EDUCATORS CORPORATION
             (Exact name of Registrant as specified in its charter)
                              1 HORACE MANN PLAZA
                       SPRINGFIELD, ILLINOIS  62715-0001
          (Address of principal executive offices, including zip code)

       DELAWARE                                        37-0911756
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
 incorporation or organization)
                           _________________________
    HORACE MANN EDUCATORS CORPORATION DEFERRED EQUITY COMPENSATION PLAN FOR
                                   DIRECTORS

                            (Full title of the plan)
                           _________________________
                                 PAUL J. KARDOS
                              1 HORACE MANN PLAZA
                          SPRINGFIELD, ILLINOIS 62715
                                 (217) 789-2500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           _________________________
                                   COPIES TO:
                             CONOR D. REILLY, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 351-4000
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                  AMOUNT        PROPOSED MAXIMUM OFFERING PRICE       PROPOSED MAXIMUM AGGREGATE        AMOUNT OF
    TITLE OF SECURITIES            TO BE                  PER SHARE(2)                    OFFERING PRICE(2)           REGISTRATION
     TO BE REGISTERED          REGISTERED(1)                                                                               FEE
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK,
$0.01 PAR VALUE              300,000 SHARES                N/A                               $11,156,250                $3,846.98
----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK EQUIVALENTS
 (3)                             (3)                       (3)                                   (3)                       (3)

==================================================================================================================================

(1) Pursuant to Rule 416, there also is being registered such number of additional shares of Common Stock which may become available for issuance pursuant to the foregoing plan in the event of certain changes in outstanding shares, including reorganizations, recapitalizations, stock splits, stock dividends and reverse stock splits.

(2) Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) under the Securities Act of 1933 in the case of 300,000 shares of Common Stock registered with respect to the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors, based upon the average price of the Common Stock on November 15, 1996, which was $37.19.

(3) Common Stock Equivalents represent the right to receive shares of Common Stock pursuant to the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors. The required information regarding the Common Stock Equivalents is subsumed in the information above regarding the Common Stock. Pursuant to Instruction F to Form S-8 and Rule 416(c) no filing fee is due with respect to the Common Stock Equivalents.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
              ----------------------------------------------------

ITEM 1.  PLAN INFORMATION.

     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to
Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

          (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant's latest annual report referred to in
               (a) above;

          (c) The description of the Common Stock contained in the Registrant's effective registration statement on Form 8-A (File No. 1-10890), including any amendment or report filed for the purpose of updating such description.

          All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The Common Stock of the Registrant is registered under Section 12(b) of the Exchange Act.

     The Common Stock Equivalents are being registered under this Registration Statement to be offered to non-employee Directors of the Registrant pursuant to the Registrant's Deferred Equity Compensation Plan (the "Plan"). The Common Stock Equivalents represent the right to receive shares of Common Stock and are issuable to non-employee directors of the Registrant (the "Directors") as deferred compensation under the Plan.

     A Director may elect to defer receipt of all or a specified portion of the annual director's fee, the annual committee chair's fee, the annual chairman of the board's fee and meeting or other fees payable in cash to the Director for serving on the Board of Directors (the "Board") or any committee thereof. Fees deferred by a Director will be credited to his or her deferred stock equivalent account (the "Account") as of the date such amounts otherwise would have been paid in cash to the Director and will be converted into Common Stock Equivalents based on the fair market value of the Common Stock on such date. At such time as a Director's fees are deferred and credited to his or her Account, the Registrant will match 25% of such deferred fees by crediting the Account with additional Common Stock Equivalents equal to 25% of the number of Common Stock Equivalents attributable to the Director's deferred fees.

     Dividends or other distributions with respect to Common Stock Equivalents will be deemed to have been paid as if such Common Stock Equivalents were actual shares of Common stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents will be credited to a Director's Account in respect of cash dividends and any other securities or property distributed with respect to the Common Stock in connection with reclassifications, spin-offs and the like on the basis of the value of the dividend or other asset distributed and the fair market value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution in the same amount as dividends or other distributions are paid or distributed with respect to the Common Stock. Fractional Common Stock Equivalents will be credited to a Director's Account cumulatively, but the balance of Common Stock Equivalents in a Director's Account will be rounded to the next highest whole Common Stock Equivalent for any distribution to such Director.

     As soon as practicable following termination of service as a Director, a Director's Account will be distributed as directed by the Director in his or her most recent election deferral notice. However, any such notice, other than a Director's initial notice, will not be effective to direct the time and manner of distribution of the Director's Account unless received by the Committee at least two years prior to the effective date of the Director's termination of service. Either a lump sum or the first of a stated number of equal annual installments will be distributed in the year of a Director's termination. Succeeding installments of Common Stock will be distributed on January 31 of each calendar year following the year in which the first distribution was made. Distributions will consist of one share of Common Stock for each Common Stock Equivalent credited to a Director's Account.

     In the event of a Director's death before the balance of his or her Account is fully distributed, distribution of the balance of the Director's Account will be made to the designated beneficiary or beneficiaries, at such time or times and in such manner as designated by the Director or, in the absence of a designation as to the time and manner of distribution, in the time and manner selected by the Committee. The Committee may, in its discretion, take into account the application of any designated beneficiary and direct that the balance of the Director's Account be distributed to such beneficiary in the manner requested by such application.

     In the event of a Change in Control (as defined below), each Director will receive, within ten days of the date of such Change in Control, a lump sum distribution of the number of shares of Common Stock equal to the number of

Common Stock Equivalents credited to the Director's Account as of the date of the Change in Control. A "Change in Control" is defined in the Plan as either of the following events: (i) any person, (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Registrant having 25% or more of the voting power in the election of directors of the Registrant; or (ii) the occurrence within any twelve-month period during the term of the Plan of a change in the Board with the result that the Incumbent Members (as defined below) do not constitute a majority of the Registrant's Board. "Incumbent Members" means members of the Board on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a director during such twelve-month period whose election or nomination for election was approved by a majority of the directors who, on the date of such election or nomination for election, comprised the Incumbent Members will be considered one of the Incumbent Members in respect of such twelve-month period.

     In the event of an "unforeseeable emergency", the Committee may determine the amounts distributable to a Director under the Plan and distribute such amounts in shares of Common Stock without regard to the distribution dates otherwise determined by the Committee to the extent the Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary). An "unforseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary.

     Notwithstanding any other provision of the Plan regarding distributions, if the Internal Revenue Service (the "Service") should finally determine that part or all of the value of a Director's Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's gross income for federal income tax purposes, then the balance of the Account or the part thereof that was determined to be includable in gross income will be distributed in shares of Common Stock to the Director, in a lump sum as soon as practicable after such determination, without any action or approval by the Committee.

     The right of a Director and his beneficiary to receive distributions pursuant to the Plan is not subject to sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment or garnishment by creditors of a participating Director or his beneficiary.

     The Registrant reserves the right to amend, modify or terminate the Plan at any time except that no such amendment, modification or termination shall reduce the then existing balance of any Director's Account or otherwise adversely change the terms and conditions thereof without the Director's consent.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Registrant or to its shareholders for monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

     The Registrant's Bylaws (the "Bylaws") provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     The Bylaws also provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery of the State of Delaware or the court in which such action was brought shall deem proper.

     The Bylaws also provide that to the extent a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to in the previous paragraphs or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for in the Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant may purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against such liabilities under such Bylaws.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
4.01 Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors, incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.02 Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on October 6, 1989, incorporated by reference to Exhibit 4.1(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, filed with the Commission on November 14, 1989.

4.03 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on October 8, 1991, incorporated by reference to Exhibit 5.4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-42779) filed with the Commission on October 21, 1991.

4.04 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on August 23, 1995, incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-3 (Registration No. 33-80059) filed with the Commission on December 6, 1995.

4.05 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on September 23, 1996, incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.06 Bylaws of the Registrant, incorporated by reference to Exhibit 4.6 to the Registrant's Registration Statement on Form S-3 (Registration No. 33-80059) filed with the Commission on December 6, 1995.

4.07 Form of Certificate for shares of Common Stock, $0.001 par value per share, of the Registrant incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-3 (Registration No. 33-53118) filed with the Commission on October 9, 1992.

5.01  Opinion of Gibson, Dunn & Crutcher LLP.

23.01 Consent of KPMG Peat Marwick LLP.

23.02 Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.01).

24.01 Power of Attorney (included on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.


     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Illinois, on November 20, 1996.

                             HORACE MANN EDUCATORS CORPORATION

                             By:  /s/ Paul J. Kardos
                                -------------------------------
                                   Paul J. Kardos
                                   President and
                                   Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 20, 1996. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Larry
K. Becker and Ann Caparros, and each of them severally as his or her attorney-in-fact to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.


         SIGNATURE                                  TITLE
---------------------------  ---------------------------------------------------

     /s/   Paul J. Kardos       Director, President, and Chief Executive Officer
---------------------------             (Principal Executive Officer)
         Paul J. Kardos

     /s/   Larry K. Becker      Executive Vice President, and Chief Financial
---------------------------                        Officer
    Larry K. Becker                    (Principal Financial Officer)

     /s/    Roger W. Fisher             Vice President and Controller
---------------------------            (Principal Accounting Officer)
     Roger W. Fisher

     /s/   William W. Abbott                      Director

---------------------------
     William W. Abbott

     /s/   Leonard I. Green                       Director
---------------------------
    Leonard I. Green


     /s/   Donald G. Heth                         Director
---------------------------
       Donald G. Heth

     /s/   Emita B. Hill                          Director
---------------------------
       Emita B. Hill

     /s/   Jeffrey L. Morby                       Director
---------------------------
     Jeffrey L. Morby

     /s/   Shaun F. O'Malley                       Director
---------------------------
     Shaun F. O'Malley

     /s/   Ralph S. Saul                          Director
---------------------------
      Ralph S. Saul

     /s/ William  J.Schoen                        Director
---------------------------
     William J. Schoen

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT           PAGE
-------                  ----------------------           ----

4.01 Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors, incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996

4.02 Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on October 6, 1989, incorporated by reference to Exhibit 4.1(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, filed with the Commission on November 14, 1989.

4.03 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Delaware Secretary of State on October 8, 1991, incorporated by reference to Exhibit 5.4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 33-42779) filed with the Commission on October 21, 1991.

4.04 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, as filed with the Delaware Secretary of State on August 23, 1995, incorporated by reference to Exhibit 4.5 to the Registrant's Registration Statement on Form S-3 (Registration No. 33-80059) filed with the Commission on December 6, 1995.

4.05 Certificate of Amendment to Restated Certificate of Incorporation of the Registrant, filed with the Delaware Secretary of State on September 23, 1996, incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996.

4.06            Bylaws of the Registrant, incorporated by reference to Exhibit
                4.6 of the Registrant's Registration Statement on Form S-3 (Registration No. 33-80059) filed with the Commission on December 6, 1995.

4.07 Form of Certificate for shares of Common Stock, $0.001 par value per share, of the Registrant incorporated by reference to
                Exhibit 4.5 to the Registrant's Registration Statement on
                Form S-3 (Registration No. 33-53118) filed with the Securities and Exchange Commission on October 9, 1992.

5.01            Opinion of Gibson, Dunn & Crutcher LLP.

23.01           Consent of KPMG Peat Marwick LLP.

23.02           Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
                5.01).

24.01 Power of Attorney (included on the signature page of this Registration Statement).